Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
(AMENDED AND RESTATED AS OF JULY 15, 1992)
     Under date of December 15, 1986 ELECTRO RENT CORPORATION, a California corporation (the “Company”), and the hereinafter named Executive of the Company entered into an EXECUTIVE EMPLOYMENT AGREEMENT.
     Under date of November 22, 1988 the Company and the Executive amended the EXECUTIVE EMPLOYMENT AGREEMENT by executing AMENDMENT NO. ONE TO EXECUTIVE EMPLOYMENT AGREEMENT.
     The Company and the Executive desire to amend the EXECUTIVE EMPLOYMENT AGREEMENT further and to restate it into a single document as heretofore amended and as further amended by this restatement.
     Accordingly, in consideration of the mutual promises herein contained, the Company hereby amends and restates the EXECUTIVE EMPLOYMENT AGREEMENT as of July 15, 1992 to read as follows:
EXECUTIVE EMPLOYMENT AGREEMENT
     This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) was originally made and entered into the 15th day of December, 1986 (December being the “Anniversary Month” referred to in 1.1(a) hereof) by and between ELECTRO RENT CORPORATION, a California corporation (the “Company”), and DANIEL GREENBERG (the “Executive”) and was heretofore amended as of November 22, 1988, and is being hereby further amended and restated as of July 15, 1992.
RECITALS
     A. The Executive has served as the Chief Executive Officer and Chairman of the Board of the Company, in which capacity he has made a major contribution to the profitability, growth and financial strength of the Company.
     B. The Executive has rendered such services to the Company with the expectation and in reliance upon the Company’s expressed intention to provide the Executive with supplementary retirement and other benefits upon the termination of his service.
     C. Although no merger or comparable transaction is currently being contemplated by the Company or by the Board of Directors of the Company (the “Board of Directors”), and neither the Company nor the Board of Directors is aware of any impending or contemplated transactions involving such a change of control, general experience in such matters has made clear the need for independent leadership at the highest levels of the Company’s management.

     D. Accordingly, if the Company receives any proposal from any other person or entity concerning a possible business combination with, or acquisition of the equity securities of, the Company, the Company believes it imperative that the Company and the Board of Directors of the Company be able to rely upon the Executive to continue in his position and that the Company be able to receive and rely upon his advice, if it requests it, as to the best interests of the Company and its shareholders without concern that he might be distracted by the personal uncertainties and risks created by such a proposal.
     E. If the Company should receive any such proposals, in addition to the Executive’s regular duties, he may be called upon to assist in the assessment of such proposals, to advise management and the Board of Directors as to whether such proposals would be in the best interests of the Company and its shareholders and to take such other actions as the Board of Directors might determine to be appropriate.
     F. Accordingly, the Company considers the continued employment of the Executive to be in the best interests of the Company and its shareholders, and the Company wishes to assure that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company.
     G. The Executive is willing to remain in the employ of the Company upon the understanding that the Company will provide him with income security if his employment with the Company is terminated, and the Company is willing to provide such income security to induce the Executive to remain in the employ of the Company.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
EMPLOYMENT AND COMPENSATION
     Section 1.1 Employment, Duties and Term.
     (a) Subject to the provisions of Article II of this Agreement, the Company shall continue to employ the Executive, and the Executive shall continue in the employ of the Company, to perform the duties specified in Subsection 1.1(b) hereof for a term commencing on the date of this Agreement (the “Employment Date”) and, except as otherwise herein provided, continuing until the third anniversary of the Employment Date. The three-year period between the Employment Date and the third anniversary thereof shall be referred to herein as the “Employment Term.” As each month of the Employment Term expires, an additional month shall be added to the Employment Term to the end that there shall at all times be in effect approximately a three-year Employment Term between the Company and the Executive; provided, however, that by written notice by either party to the other that the party giving the notice has elected not to add an additional month to the Employment Term, no additional time shall be added to the Employment Term, and in that event the Executive’s employment shall terminate at the expiration of the approximately three-year Employment Term then in effect.
     (b) In his performance of services for the Company hereunder, the Executive shall serve as an executive employee of the Company and shall have such responsibilities as may from time to time be assigned or delegated to him by the Board of Directors.
     Section 1.2 Compensation During Employment Term. Subject to the provisions of Article III of this Agreement, the Company agrees to compensate the Executive during the Employment Term as follows:
     (a) Basic Salary. During the continuation of the Executive’s employment during the Employment Term hereunder, the Company shall pay the Executive a basic salary at an annual rate of not less than $300,000.00. The Board of Directors of the Company or its Compensation Committee may increase at any time during the Employment Term the basic salary payable to the Executive hereunder.
     The Executive shall receive such salary in accordance with the Company’s regular payroll practices, but not less often than monthly. The salary payments shall be reduced by all federal, state and local taxes and withholdings required by applicable laws and regulations. The basic salary payable to the Executive pursuant to this Subsection 1.2(a) shall, on each Anniversary Month of the Employment Date, be increased or decreased by multiplying the Executive’s basic salary during the first year of the Employment Term times a fraction, the numerator of which is the Index for the then current Anniversary Month, and the denominator of which is the Index for the month in which this Agreement was executed. As used herein (i) “Anniversary Month” shall mean the calendar month each year corresponding to the month in or as of which this Agreement was executed as specified in the opening paragraph of this Agreement; and (ii) “Index” shall mean the United states Department of Labor, Bureau of Labor statistics Consumer Price Index — Urban Wage and Clerical Workers, Los Angeles-Long Beach — Anaheim Metropolitan Area (Base Year 1967=100). In the event the Index is not being published at the times hereinabove referred to, the Index shall mean the price index, compilation or data most nearly approximating the Index hereinabove referred to. In the event the United States Department of Labor utilizes a Base Year other than 1967, the Index shall be adjusted to reflect its value in terms of the new Base Year. Annual adjustments shall be made effective as of the first day of each Anniversary Month.
     (b) Bonuses and Incentive Compensation. The Executive shall be entitled to receive bonuses and incentive compensation each year in addition to his basic salary. In determining the amount of such bonus and incentive compensation, consideration shall be given to all pertinent factors including, but not limited to the following:

historic policies and practices, business revenues, business profits, the quality of the Executive’s performance and the value of his contributions to the Company, the prevailing compensation levels for comparable executive officers in businesses of size, complexity and/or character similar to those of the Company.
     (c) Employee Benefits. During the continuation of the Executive’s employment hereunder during the Employment Term, the Executive shall be entitled to receive employee benefits (including, but not limited to, medical insurance, life insurance, retirement and deferred compensation benefits) and other employment-related perquisites that are the greater of (i) the employee benefits and perquisites provided from time to time by the Company to its senior executives or (ii) the employee benefits and perquisites to which the Executive was entitled immediately prior to the Employment Date. Without limiting the generality of the foregoing, during the continuation of the Executive’s employment during the Employment Term hereunder, the Company shall maintain without adverse change and credit the Executive with benefits under the Employee Stock Owner ship and Savings Plan.
     (d) Deferred Compensation. The Executive shall have and is hereby given the right to defer prospectively part of the Executive’s compensation on a contractual, non-funded basis for a period specified by the Executive.
ARTICLE II
TERMINATION
     Section 2.1. Certain Definitions.
     (a) For the purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if: (i) any person or entity (other than the Executive), including a “group” (as defined in Section 13(d) (3) of the Securities Exchange Act of 1934), is or becomes the beneficial owner, directly or indirectly, of shares of the capital stock of the Company having 20% or more of the total number of votes that may be cast for the election of members of the Board of Directors, or (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were members of the Board of Directors immediately prior to the Transaction cease to constitute a majority of the members of the Board of Directors or of the board of directors of any successor to the Company.
     (b) For the purposes of this Agreement, an “Involuntary Termination of Employment” shall mean the time at which the employee-employer relationship between the Executive and the Company is terminated as a result of the Executive’s discharge, retirement, death, Permanent Disability (as defined below) or Involuntary Resignation

(as defined below). For the purposes of this Subsection 2.1(b), the occurrence of any of the following events shall, at the Executive’s election (as evidenced by his resignation citing such occurrence), constitute an “Involuntary Resignation:”
          (1) Following a Change in Control the Executive has for any reason terminated his employment with the Company; or
          (2) Any material breach by the Company of any provision of this Agreement.
     (c) For the purposes of this Agreement, the Executive shall be deemed to have incurred a “Permanent Disability” (i) if a physician engaged by the Executive certifies to the Company that the Executive is permanently and totally disabled, or (ii) if the Executive has been substantially unable, as a result of any physical or mental ailment, to perform his duties and responsibilities hereunder (A) for a period of three consecutive months or (B) on 80% or more of the working days during any five consecutive months. The Executive’s employee-employer relationship with the Company shall terminate upon his Permanent Disability.
     (d) For purposes of this Agreement “Discharged for Cause” shall be deemed to refer to termination or discharge of the Executive for cause consisting of fraud, theft or gross and persistent dereliction of duty.
     Section 2.2 The Company’s Right to Discharge the Executive and the Executive’s Right to Resign. Anything to the contrary contained herein notwithstanding,
     (a) the Company shall have the right, at any time prior to a Change of Control,
          (1) to change the Executive’s position, authority, title, responsibilities or duties, or
          (2) to discharge the Executive upon 30 day’s written notice; and
     (b) the Executive shall have the right, at any time, to resign upon 30 day’s written notice.
If the Executive is Discharged for Cause, the Company shall be obligated to pay the Executive the salary due him under Section 1.2(a) hereof up to the date of such termination plus all deferred compensation, if any; and the Executive shall not be entitled to any other compensation after such date of termination. However, nothing herein contained shall be deemed to restrict or waive any cause of action or right the Executive may have for claimed wrongful termination or other alleged wrongs on the part of the Company. If the Executive resigns or is discharged or terminated for any reason other than being Discharged for Cause (other than an Involuntary Termination of

Employment to which Section 2.3 applies and supersedes this sentence), the Executive shall become a consultant to the Company for a period of 36 months from and after such resignation, discharge or termination, and shall be compensated as an independent contractor during such 36 month period at an annual rate equal to one-half of the Executive’s highest Annual Base Amount (which shall include but not be limited to basic compensation, bonus and incentive compensation, and deferred compensation) during the Employment Term. Said compensation shall be paid monthly without deductions for withholding of income taxes or social security taxes or other payroll taxes; provided, however, that said monthly payments shall cease in the event the Executive engages, in business as proprietor, partner, joint venturer, shareholder, consultant, advisor, creditor or otherwise of a business in competition with the Company. Whether the Executive resigns or is Discharged for Cause or is discharged or terminated without cause, the Executive shall, after any such resignation, discharge or termination, retain his vested retirement benefits under any employee benefit plan sponsored by the Company in which the Executive is a participant, and the Executive shall be permitted to exercise any stock options that had vested in him prior to such resignation, discharge or termination in accordance with the terms of such stock options. After any such resignation, discharge or termination and where there has been no Change of Control, the Executive shall not be entitled to the payment of any sums or to the receipt of any benefits under Section 2.3 of this Agreement except the Welfare Benefits provided in Section 2.3(b) (excluding the other fringe benefits provided for in Section 2.3(b) following a Change of Control), which Welfare Benefits shall be integrated with and be preceded by Welfare Benefits, if any, provided by any non-competing successor entity with whom the Executive engages in business during the 36 month consulting period.
     Section 2.3 Effect of Certain Involuntary Terminations of Employment . If an Involuntary Termination of Employment occurs during the Term after a Change of Control, or if an Involuntary Termination of Employment occurs during the Term at any time as a result of the Executive’s death or Permanent Disability, the Company shall take the following steps:
     (a) Cash Payments. The Company shall pay to the Executive a gross aggregate amount (subject to all federal, state and local taxes and withholding required by applicable laws and regulations) equal to the Executive’s highest Annual Base Amount (which shall include but not be limited to basic compensation, bonus and incentive compensation, and deferred compensation) during the Term multiplied by three. However, in the case of an Involuntary Termination of Employment following Change in Control this gross aggregate amount shall be limited to an amount the present value of which is equal to 2.99 times the annualized Base Amount (as the terms Base Amount and present value are defined in Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”)). The Company shall pay this gross aggregate amount to the Executive in 36 equal monthly installments; or, at the election of the Executive, the Company shall pay this gross amount to the Executive in a lump sum provided such lump sum payment does not constitute an excess parachute payment as said term is defined in Section 280G of the Code. Said payments shall be in addition to and shall not be diminished or off-set by any life insurance, disability or other amounts payable to or on behalf of the Executive pursuant to or from any insurance and/or employee benefit plans maintained by the Company.
     It is the intention of the parties that the cash payments under this Agreement shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code. If the independent accountants acting as auditors for the Company on the date of a Change of Control (or another accounting firm designated by them) determine that the cash payments under this Agreement may constitute “excess parachute payments,” the payments may be reduced to the maximum amount which may be paid without the payments being “excess parachute payments.” The determination shall take into account (i) whether the payments are “parachute payments” under Section 280G and, if so, (ii) the amount of payments under this Agreement that constitutes reasonable compensation under Section 280G. Nothing contained in this Agreement shall prevent the Company after a Change of Control from agreeing to pay the Executive compensation or benefits in excess of those provided in this Agreement.
     In the event that any payments made to the Executive under this Agreement or otherwise (the “Payments”) are subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay the Executive an additional amount (“Gross Up”) such that the net amount retained by the Executive after deduction of any Excise Tax on the Payments and any Federal and State income taxes and Excise Tax upon the Payments shall be equal to the Payments. For purposes of determining the amount of the Gross Up, the Executive shall be deemed to pay Federal, State and local income taxes at the highest marginal rate of taxation in the calendar year in which the Payment is to be made. State and local income taxes shall be determined based upon the state and locality of the Executive’s domicile on the termination date. The determination of whether such Excise Tax is payable and the amount thereof shall be based upon the opinion of tax counsel selected by the Company and acceptable to the Executive. If such opinion is not finally accepted by the Internal Revenue Service upon audit, then appropriate adjustments shall be computed (without interest but with Gross Up, if applicable) by such tax counsel based upon the final amount of the Excise Tax so determined. The amount shall be paid by the appropriate party in one lump cash sum within 30 days of such computation.
     (b) Welfare Benefits. For a period of 36 months following the date of Involuntary Termination of Employment, the Company shall maintain in full force and effect for the continued benefit of the Executive (and/or his spouse, children, dependents or other beneficiaries (hereinafter collectively referred to as the “Beneficiaries”)) each employee health plan and welfare benefit plan (as such term is defined in the Employee Retirement Income Security Act of

1974, as amended) in which the Executive (and/or any of the Beneficiaries) was entitled to participate immediately prior to the Involuntary Termination of Employment. If the terms of any such employee health plan or welfare benefit plan do not permit such continued participation, then the Company will arrange to provide to the Executive (and/or any of the Beneficiaries) a benefit substantially similar to and no less favorable then the benefit to which the Executive (and/or any of the Beneficiaries) was entitled under each such plan at the end of the period of coverage. The Executive (or the Executive’s personal representative or estate in the event of the Executive’s death or Permanent Disability) shall have the option to have assigned to him (or to his personal representative or estate in the event of his death or Permanent Disability) at no cost and with no apportionment of prepaid premiums any assignable insurance policy owned by the Company and relating specifically to the Executive. Following the expiration of the 36 month period for Welfare Benefits under this Subsection 2.3(b), the Executive shall have the health care continuation benefits (the “COBRA benefits”) provided for in Internal Revenue Code Section 4980B(f) and the Company shall pay the full expense thereof without reimbursement by the Executive. In the event of an Involuntary Termination after a Change of Control, the Company shall for a period of 36 months following the date of such Involuntary Termination also provide the Executive with other fringe benefits (including, but not limited to, short-term disability insurance, long-term disability insurance, life insurance, club memberships, automobile allowances, and other supplementary benefits) which were provided by the Company for the Executive during his employment.
     (c) Retirement Benefits. Upon termination of the Executive’s employment with the Company for any reason and to the extent not inconsistent with the terms of such plan or the provisions of the Internal Revenue Code of 1986, as amended, or the provisions of the Employee Retirement Income Security Act of 1974, as amended, the Company shall direct the Plan Administrator of the Electro Rent Employee Stock Ownership and Savings Plan to distribute to the Executive his vested Account Balance under such plan at the earliest possible time. In addition, if the Executive’s termination of employment is an Involuntary Termination of Employment, the Company shall pay to the Executive 36 monthly payments equal to the contribution that the Company would have made for the Executive to such plan for the 36 month period commencing on the date of his termination of employment using as his compensation the Cash Payment amount determined under Section 2.3(a).
ARTICLE III
MISCELLANEOUS
     Section 3.1 Indemnification. To the fullest extent permitted by California law, the Company shall pay or reimburse the Executive for all costs and expenses (including court costs and attorneys’ fees) incurred by the Executive as a result of any claim, action or proceeding arising out of or relating to the Executive serving as an Officer or Director, including any claim, action or proceeding relating to the validity, advisability or enforceability of this Agreement or any provision hereof. The Company further agrees to pay interest on any money judgment obtained by the Executive calculated at the rate publicly announced from time to time by Bank of America National Trust and Savings Association, as its “prime interest rate” or its “reference rate” from the date that the contested payment(s) to the Executive should have been made under this Agreement until the date such payment(s) are actually made.
     Section 3.2 Payment Obligation Absolute. The Company’s obligation to pay the Executive the compensation and to make the arrangements provided in Article II of this Agreement is absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final and the Company shall not seek to recover all or any part of such payment from the Executive or from any other person who may be entitled thereto, for any reason whatsoever.
     Section 3.3 Successors. This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company, and the Company will require any such successor by agreement to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     Section 3.4 Assigns. This Agreement shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns; provided, however, that this Agreement shall be deemed to be personal to the Executive and shall not be assignable by the Executive; provided further, however, that the Executive may assign (a) any right, benefit or interest hereunder if such assignment is permitted under the terms of any plan or policy of insurance or any annuity contract governing such right, benefit or interest, and (b) any right hereunder to the payment of money.
     Section 3.5 Notices. Any notice that either party may be required or shall wish to give hereunder shall be deemed to be duly given when delivered personally or, if mailed, two days after mailing by certified or registered mail, postage prepaid, to the party to whom notice is being given at the respective address below, or at such other address of which such party shall have given notice to the other:

To the Company:	6060 Sepulveda Boulevard
Van Nuys, California 91411

To the Executive:	6060 Sepulveda Boulevard
Van Nuys, California 91411

     Section 3.6 Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto.
     Section 3.7 Applicable Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of California.
     Section 3.8 Waiver. No provision in this Agreement may be waived except in a writing signed by the party to be bound thereby.
     Section 3.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
     Section 3.10 Severability. Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 3.11 Heading of Sections. The headings of the Sections and Subsections of this Agreement are for convenience and reference only and shall have no limiting effect in interpreting this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Restated Agreement as of the 15th day of July, 1992.

(The “Company”)		(The “Executive”)

ELECTRO RENT CORPORATION
/s/ Daniel Greenberg Daniel Greenberg

By	/s/ William Weitzman

Its	President

By	/s/ Steven Markheim

Its	Secretary